Exhibit 5.1

May 28, 2026

Co-Diagnostics, Inc.

2401 S. Foothill Drive

Salt Lake City, UT 840109

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CarParts.com, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling stockholders of up to 4,942,341 shares of common stock, par value $0.001 per share, consisting of (i) 54,915 shares of our common stock (the “Shares”), (ii) 1,592,532 shares of our common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants to purchase shares of our common stock (the “Pre-Funded Warrants”), and (iii) 3,294,894 shares of our common stock (the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares,” the “Warrant Shares”) issuable upon the exercise of common warrants to purchase shares of our common stock (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that (1) the Shares are validly issued, fully paid and nonassessable and (2) when the Warrant Shares are issuable upon exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the applicable laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DPL/JBE